Ex. 4(e)

                             ALEXANDER HAMILTON LIFE
                          INSURANCE COMPANY OF AMERICA
            [32291 Hamilton Court, Farmington Hills, Michigan 48334]

                              Qualified Plan Rider

This Rider is part of the Contract. This Contract is issued to or purchased by the trustee of a pension or profit-sharing plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The following provisions apply and replace any contrary Contract provisions:

      (1) Except as allowed by the qualified pension or profit-sharing plan of which this Contract is a part, the Contract may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company.

      (2) This Contract shall be subject to the provisions, terms and conditions of the qualified pension or profit-sharing plan of which the Contract is a part. Any payment, distribution or transfer under this Contract shall comply with the provisions, terms and conditions of such plan as determined by the plan administrator, trustee or other designated plan fiduciary. The Company shall be under no obligation either (a) to determine whether any such payment, distribution or transfer complies with the provisions, terms and conditions of such plan or with applicable law, or (b) to administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

      (3) Notwithstanding any provision to the contrary in this Contract or the qualified pension or profit-sharing plan of which this Contract is a part, the Company reserves the right to amend or modify this Contract or Rider to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by the Company to be necessary to establish or maintain the qualified status of such pension or profit-sharing plan.

Except as otherwise set forth above, this Rider is subject to the exclusions, definition, and provisions of the contract.


      President                                 Secretary


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